EXHIBIT 10.2

MANUFACTURING, SALES AND DISTRIBUTION

LICENSE AGREEMENT

This Manufacturing, Sales and Distribution License Agreement (the “Agreement”) is entered into as of February 1, 2021 (the “Effective Date”), by and between Touchstone Enviro Solutions, Inc., a Wyoming corporation (“Licensor”), and Black Bird Potentials Inc., a Wyoming corporation (“Licensee”).

Background

Licensor has developed, and is the owner of, a biopesticide known as “MiteXstream” (EPA Reg. No. 95366-1) (the “Licensed Product”).

Licensor is an affiliate of Licensee and of the parent company of Licensee, Digital Development Partners, Inc., a publicly-traded company (“DGDM”).

Pursuant to a Distribution and Private Label Agreement dated as of October 16, 2018 (the “Original Agreement”), between Thoreauvian Products Services, LLC, a subsidiary of Licensor (“TPS”), and Licensee, a subsidiary of DGDM, pursuant to which TPS, on behalf of Licensor, granted Licensee the exclusive right to distribute the Licensed Product in the United States and Canada.

Pursuant to this Agreement, Licensee is to become the exclusive worldwide manufacturer, seller and distributor of the Licensed Product.

Licensee desires to acquire from Licensor an exclusive license to manufacture, sell and distribute the Licensed Product.

The principals of Licensor, who also control DGDM and Licensee, have determined to cause Licensor to grant to Licensee greater rights with respect to the Licensed Product by terminating the Original Agreement and entering into this Agreement, in order to maximize Licensee’s ability to exploit the commercial potential of the Licensed Product.

Agreement

In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Recitals. Licensor and Licensee agree that the statements set forth above under “Background” are true and correct.

2. Termination of Original Agreement. Licensor and Licensee agree that, on the Effective Date of this Agreement, the Original Agreement shall be terminated and of no further force and effect.

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3. Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

3.1. Confidential Information. “Confidential Information” means all materials, trade secrets or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets or other information which is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets or other information and referencing the place and date of such oral, visual or written disclosure and the names of the persons to whom such disclosure was made.

3.2. Party. “Party” or “Parties” means Licensor and/or Licensee.

3.3. Licensed Product. “Licensed Product” means that certain proprietary chemical formulation, a biopesticide, known as “MiteXstream”, including all next-generation products thereof, currently registered with the U.S. Environmental Protection Agency (EPA Reg. No. 95366-1) (the “EPA Registration”).

3.4. Term. “Term” means the period from the Effective Date to and including December 31, 2080.

4. License.

4.1. License. Subject to the payment of the Royalty (defined below) required by Section 5 and the fulfillment of the other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license (the “License”) to manufacture, sell and distribute the Licensed Product anywhere in the world.

4.2 Minimum Sales. To maintain the exclusive nature of the License granted in Section 4.1, Licensee shall be required to manufacture not less than 2,500 gallons (the “Minimum Sales Requirement”) of the Licensed Product during each calendar year of the Term; provided, however, that, for purposes of this Section 4.2, Licensee shall be deemed to have satisfied the Minimum Sales Requirement through December 31, 2022. Should Licensee fail to satisfy the Minimum Sales Requirement during any calendar year, the License granted in Section 4.1 shall, ipso facto, become a non-exclusive license.

4.3 Sublicensing. Licensee shall have the right to grant sublicenses under the rights granted to Licensee in Section 4.1 to its affiliates or third parties, without the prior written consent of Licensor; provided, however, that any such sublicense shall be consistent with, and subject to, the terms and conditions of this Agreement; provided further, however, that no such sublicense shall relieve Licensee of any of its obligations under this Agreement.

4.4. Trademarks. For no additional consideration, and in order to maximize Licensee’s ability to exploit the commercial potential of the Licensed Product, Licensor hereby grants to Licensee an exclusive, royalty-free, fully-paid right and license to use the following trademarks of Licensor throughout the Term of this Agreement: (a) “MiteXstream”; and “Harnessing the Power of Water”.

4.5. Assistance. Licensor shall provide to Licensee all information related to the Licensed Product as may be known or possessed by Licensor and as may be reasonably necessary for Licensee to exploit the License granted in Section 4.1, including, without limitation, reasonable technical assistance in connection with such transfer of the information related to the Licensed Product.

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5. Royalty; Further Consideration.

5.1. Calculation of Royalty. In consideration of the License granted hereunder, Licensee shall pay to Licensor, during the Term of this Agreement, a royalty (the “Royalty”) of $10.00 per gallon of undiluted concentrate of the Licensed Product manufactured by Licensee or any third-party on behalf of Licensee.

5.2 Payment of Royalty. Payments of the Royalty with respect to the Licensed Product during each calendar quarter shall be due and payable to Licensor, along with a report showing the basis for the computation of the royalty, within thirty (30) days from the end of each calendar quarter during the term of this Agreement and within thirty (30) days of a termination or expiration of this Agreement. If no royalty is due, Licensee shall so indicate in its report.

5.3 Records. Licensee agrees to maintain at its principal place of business within the United States complete, accurate and up-to-date books and records of all activities relating to the Licensed Product, including, without limitation, the order, manufacture, processing and sale of Licensed Product. The books and records of Licensee shall contain all of the underlying details necessary to establish the accuracy of the foregoing items and shall be sufficient to enable an auditor selected by Licensor to verify the reports and payments made by Licensee. Licensee shall retain such books and records, and the rights of Licensor set forth in paragraph 3.5 shall continue, for a period of three (3) years after the expiration of the Term of this Agreement.

5.4 Audit. At any time during normal business hours, following written notice sent at least five (5) days in advance, Licensee shall permit a representative of Licensor, or an independent certified public accountant, to examine the books and records described in Section 5.3, and Licensee shall cooperate in making available to Licensor’s representative or accountant any information reasonably requested and necessary or useful to establish the accuracy of the books and records or to determine the amount of Royalty due. The fees and expenses incurred by Licensor for the examination of the books and records shall be borne by Licensor, unless the examination of the books and records shows a failure during any month to report an excess of 10% of the amount of Royalty earned during that month. Any Royalty which is not paid when due shall bear interest at the rate of 1% per month on the unpaid balance.

5.5. One Royalty. In no event shall more than one Royalty be due Licensor.

5.6. Further Consideration. As further consideration for Licensor’s entering into this Agreement, Licensee understands and agrees that Licensee, including its affiliates, shall continue to be bound by that certain Mutual Non-Disclosure and Non-Circumvention Agreement between TPS and Licensee dated as of October 16, 2018 (the “Non-Circumvention Agreement”).

6. Representations, Warranties, and Covenants.

6.1. Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that:

(a) Licensor has the authority to enter into this Agreement and to grant to Licensee all of the rights, including, without limitation, the License, granted hereunder;

(b) Licensor owns all rights to the Licensed Product, including, without limitation, the chemical formulation of, and know-how associated with, the Licensed Product free and clear of any claims, liens or encumbrances; and

(c) There are no rights other than Licensor’s in and to the Licensed Product which would prevent Licensee from full enjoyment of the License.

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6.2. Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor that:

(a) Licensee has the authority to enter into this Agreement; and

(b) Licensee possesses the capability to manufacture the Licensed Product, or to have the Licensed Product manufactured on its behalf, as provided in Section 4.1, by sub-contract, in such quantities as are, or will be, necessary to satisfy the Licensed Product delivery needs of Licensee.

6.3. Covenants of Licensor. Licensor hereby covenants and agrees to use all commercially reasonable efforts to maintain the EPA Registration with respect to the License Product, which shall be at Licensee’s sole cost.

Licensor further covenants and agrees to use all commercially reasonable efforts to protect the secret nature of the Licensed Product, including, without limitation, its chemical formulation and associated know-how, and the Confidential Information.

6.4. Covenants of Licensee. Licensee hereby covenants and agrees to use all commercially reasonable efforts to exploit commercially the License and to protect, and shall cause any third-party (sub-contract) manufacturer of the Licensed Product to protect, the secret nature of the Licensed Product, including, without limitation, its chemical formulation and associated know-how, and the Confidential Information.

7. Intellectual Property Rights.

7.1. Ownership. Licensor owns, and throughout the Term of this Agreement, shall own the entire right, title and interest in and to the Licensed Product.

7.2. Right of Licensee to Prosecute Applications. Licensor agrees that, during the Term of this Agreement, Licensor shall promptly provide Licensee with copies of all communications (“Regulatory Communications”) to and from all governmental and regulatory offices relating to the Licensed Product. Copies of Licensor’s proposed communications to such governmental and regulatory offices shall be provided to Licensee, in sufficient time before any due date, in order to enable Licensee an opportunity to comment on the content thereof. Licensor shall use reasonable efforts to incorporate Licensee’s comments into any such communications. Should Licensor decline or fail to respond to any Regulatory Communication, Licensee shall have the right, at its expense and in Licensor’s name, to respond to any such Regulatory Communication or to file any required application, amendment or other response with any governmental or regulatory office as Licensee deems necessary to protect the Licensed Product or the License.

7.3. Assistance. Licensor shall provide to Licensee, or Licensee’s authorized attorneys, agents or representatives, reasonable assistance as may be necessary for Licensee to exploit its right under Section 7.2.

7.4. Infringement.

(a) Each Party shall promptly report in writing to each other Party during the Term of this Agreement any unauthorized use or misappropriation of the Licensed Product by a third party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within 30 days after Licensor becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise Licensee of its decision in writing. The failure or refusal of Licensor to decide on a course of action within such 30-day period shall, for purposes of this Agreement, be deemed a decision not to initiate an infringement or other appropriate suit.

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(b) Within sixty (60) days after Licensor becomes, or is made, aware of any unauthorized use or misappropriation of the Licensed Product by a third party, as provided in paragraph (a) above, and provided that Licensor shall have advised Licensee of its decision to file suit within the 30-day period provided in paragraph (a) above, Licensor shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. Licensor shall provide Licensee with an opportunity to make suggestions and comments regarding such suit and shall promptly notify Licensee of the commencement of such suit. Licensor shall keep Licensee promptly informed of, and shall from time to time consult with Licensee regarding, the status of any such suit and shall provide Licensee with copies of all documents filed in, and all written communications relating to, such suit.

(c) Licensor shall select counsel for any suit referred to in paragraph (b) above who shall be reasonably acceptable to Licensee. Licensor shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys’ fees and court costs. Licensee, in its sole discretion, may elect, within 60 days after the receipt by Licensee from Licensor of notice of the commencement of such litigation, to contribute to the costs incurred by Licensor in connection with such litigation in an amount not to exceed 50% of such costs. Any damages, settlement fees or other consideration for past unauthorized use or misappropriation of the Licensed Product received as a result of such litigation shall be shared by Licensor and Licensee pro rata based on their respective sharing of the costs of such litigation. If necessary Licensee shall join as a party to the suit, but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Licensee shall have the right to participate and be represented in any suit by its own counsel, at its own expense. Licensor shall not settle any such suit involving rights of Licensee without obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld.

(d) In the event that Licensor does not inform Licensee of its intent to initiate an infringement or other appropriate suit within the 30-day period provided in paragraph (a) above, or does not initiate such an infringement or other appropriate action within the 60-day period provided in paragraph (b) above, Licensee shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (d), Licensee shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit, including without limitation, attorneys’ fees and court costs. If necessary, Licensor shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the owner of the Licensed Product. At Licensee’s request, Licensor shall offer reasonable assistance to Licensee in connection therewith at no charge to Licensee, except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, Licensor shall cooperate fully, in order to enable Licensee to institute any action hereunder. Licensor shall have the right to be represented in any such suit by its own counsel, at its own expense.

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7.5. Claimed Infringement.

(a) In the event that a third party, at any time, provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective affiliates, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim relating to the Licensed Product, such Party shall promptly notify each other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. At the request of Licensee, Licensor shall provide to Licensee advice regarding the technical merits of any such claim.

(b) Licensor shall defend Licensee at Licensor’s sole cost and expense, and will indemnify and hold harmless Licensee, from and against any and all claims, losses, costs, damages, fees and expenses arising out of or in connection with the infringement or alleged infringement by the Licensed Product of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party and any settlements relating thereto, provided that Licensor shall have sole control and authority with respect to the defense or settlement of any such claim or action and Licensee shall cooperate fully with Licensor in the defense or settlement of any such claim or action. In the event that the Licensed Product becomes, or in Licensor’s opinion is likely to become, the subject of a claim of infringement of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, Licensor may, at its option, either secure for Licensee the right to continue using the Licensed Product, replace or modify the Licensed Product to make it non-infringing without impairment of function or, if neither of the foregoing alternatives is reasonably available to Licensor, terminate Licensee’s rights and licenses to the Licensed Product under this Agreement and refund to Licensee all amounts paid by Licensee to Licensor during the previous five years.

(c) The provisions of Section 7.5(b) notwithstanding, Licensor shall not have any liability under Section 7.5(b) to the extent that any infringement or claim results from: (1) use of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by Licensor where the Licensed Product itself would not be infringing; or (2) modifications of the Licensed Product where the Licensed Product, if not modified by or for Licensee, would not be infringing.

(d) This Section 7.5 states the entire responsibility of Licensor under this Agreement, in the case of any claimed infringement or violation of any third party’s rights or unauthorized use or misappropriation of any third party’s technology.

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8. Confidential Information.

8.1. Treatment of Confidential Information. Each Party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

8.2. Release from Restrictions. The provisions of Section 8.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Licensed Products in the ordinary course, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

9. Termination.

9.1. Termination for Breach. Licensee shall be entitled to terminate this Agreement by written notice to Licensor, in the event that Licensor shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by Licensee. Licensor shall be entitled to terminate this Agreement by written notice to Licensee, in the event that Licensee shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by Licensor. Upon termination of this Agreement pursuant to this Section 9.1, no Party shall be relieved of any obligations incurred prior to such termination.

9.2. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information and product liability indemnification contained in Section 10.1, as well as any other provisions which, by their nature, are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination by Licensee pursuant to Section 9.1, the License shall survive and shall be deemed fully paid. Upon any termination of this Agreement pursuant to Section 9.1, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

10. Miscellaneous.

10.1. Product Liability Indemnification. The Party manufacturing the Licensed Product under this Agreement (the “Manufacturing Party” or “Indemnifying Party”) shall defend the other Party (the “Indemnified Party”) at the Manufacturing Party’s cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees or expenses arising out of, or in connection with, the manufacture or design of the Licensed Product (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of the Licensed Product, claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made.

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In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written authorization.

10.2 Product Liability Insurance. Licensee shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than $2 million per incident and $10 million in the aggregate. The insurance amounts specified herein shall not be deemed a limitation on Licensee's indemnification liability under this Agreement. Licensee shall provide Licensor with copies of such policies, upon request of Licensor. Licensee shall notify Licensor at least ten (10) days prior to cancellation of any such coverage.

10.3. Reports and Payments. Licensee shall deliver to Licensor within 10 days after the end of each calendar month a written report showing its computation of royalties due under this Agreement for such calendar month. Simultaneously with the delivery of each such report, Licensee shall tender payment to Licensor of all amounts shown to be due thereon. All amounts due under this Agreement shall be paid to Licensor in United States dollars by wire transfer to an account in a United States bank designated by Licensor, or in such other form and/or manner as Licensor may reasonably request. During the term of this Agreement, Licensor shall have the right, from time to time (not to exceed once during each calendar year), to have an independent certified public accountant inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of Licensee as may be necessary to verify Licensee’s computation of royalties due under this Agreement.

10.4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming.

10.5. Legal Representation. The law firm of Newlan & Newlan, Ltd. has drafted this Agreement at the direction of, and for the convenience of, the Parties. Each party acknowledges and is aware that the principals of Newlan & Newlan, Ltd., Eric Newlan and L. A. Newlan, Jr., have substantial financial interests in both Licensee and Licensor. EACH PARTY IS ADMONISHED TO SEEK SEPARATE LEGAL COUNSEL with respect to their respective legal rights and duties related to this Agreement.

10.6. Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

10.7. Arbitration. In the event of a dispute between the parties arising out of this Agreement, both Licensee and Licensor agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Missoula, Montana, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys’ fees to the prevailing party.

Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction. Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that either Party may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by the other Party of the Non-Circumvention Agreement.

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10.8. Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to Licensor:

Touchstone Enviro Solutions, Inc.

30 North Gould, Suite R,

Sheridan, Wyoming 82801

If to Licensee:

Black Bird Potentials Inc.

(a Wyoming corporation)

60600 US Highway 93

Ronan, Montana 59864

10.9. No Agency. Nothing herein shall be deemed to constitute Licensee, on the one hand, or Licensor, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Licensee, on the one hand, nor Licensor, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

10.10. Entire Agreement. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

10.11. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

10.12. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

10.13. Assignment. No Party to this Agreement may assign its rights or obligations hereunder, without the prior written consent of each other Party.

10.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

10.16. Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation or other causes beyond the reasonable control of such Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

LICENSOR:		LICENSEE:

TOUCHSTONE ENVIRO SOLUTIONS, INC.		BLACK BIRD POTENTIALS INC.

By:	/s/ FABIAN G. DENEAULT	By:	/s/ ERIC NEWLAN
	Fabian G. Deneault		Eric Newlan
	President		Vice President

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